To: WPP plc Sea Containers 18 Upper Ground London SE1 9GL United Kingdom WPP 2025 LLC Corporate Creations Network Inc. 1521 Concord Pike, Suite 201 Wilmington DE 19803 United States		Allen Overy Shearman Sterling LLP One Bishops Square London E1 6AD United Kingdom Tel +44 (0)20 3088 0000 Fax +44 (0)20 3088 0088
Our ref	PPPC/MIEH/0016432-0000755 UKEU_AOSHEARMAN: 130000582975.5

30 March 2026

U.S.$600,000,000 6.500 per cent. Senior Notes due 2036 issued by WPP 2025 LLC

Ladies and Gentlemen,

We have acted as English counsel to WPP 2025 LLC, a limited liability company incorporated under the laws of Delaware (the Issuer), WPP plc, a public company limited by shares in Jersey (WPP), WPP 2005 Limited, a private limited liability company organized under the laws of England and Wales (WPP 2005) and WPP Jubilee Limited, a private limited liability company organised under the laws of England and Wales (WPP Jubilee, and together with WPP and WPP 2005, the Guarantors) in connection with the issue by the Issuer, subject to the terms and conditions set forth in the underwriting agreement dated 25 March 2026 among the Issuer, the Guarantors and each of the underwriters named therein, of U.S.$600,000,000 6.500 per cent. Senior Notes due 2036 (the Notes, which term shall also include the Global Note (as defined below), except where the context otherwise requires). The Notes are fully and unconditionally guaranteed by the Guarantors pursuant to guarantees (the Guarantees, and in each case, a Guarantee). The Notes and the Guarantees are to be issued under and governed by a base indenture dated 30 March 2026 (the Base Indenture) among the Issuer, WPP Finance 2010, the Guarantors, the Trustee and the Agent as supplemented by a Supplemental Indenture dated 30 March 2026 (the Supplemental Indenture and the Base Indenture, as so supplemented, referred to as the Indenture).

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(2) Allen Overy Shearman Sterling LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.
(3) Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Chicago, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

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1.	SCOPE OF REVIEW AND RELIANCE

For the purposes of this opinion letter, we have reviewed such documents, and made such other investigation, as we have deemed appropriate including without limitation:

(a)	the Memorandum and Articles of Association of each of WPP 2005 and WPP Jubilee, certified as being those now in force;
(b)	a certified copy of the minutes of a meeting of the Board of Directors of WPP 2005 held on 17 March 2026;
(c)	a certified copy of the minutes of a meeting of the Board of Directors of WPP Jubilee held on 17 March 2026;
(d)	a certificate from an authorised signatory of WPP 2005 as to, inter alia, the resolutions passed at meetings referred to in (b) above and to the effect that there will be no contravention of any borrowing limit to which WPP 2005 is subject as a result of the issue of the Notes and the giving of the Guarantees in respect of the Notes by WPP 2005;
(e)	a certificate from an authorised signatory of WPP Jubilee as to, inter alia, the resolutions passed at meetings referred to in (c) above and to the effect that there will be no contravention of any borrowing limit to which WPP Jubilee is subject as a result of the issue of the Notes and the giving of the Guarantees in respect of the Notes by WPP Jubilee;
(f)	the Registration Statement on Form F-3 relating to the Notes and the Guarantees dated 19 March 2026 (the Registration Statement);
(g)	the Indenture;
(h)	the Supplemental Indenture; and
(i)	the forms of the Notes and the Guarantees as set out in the Indenture.

The Indenture, the Notes and the Guarantees are each referred to in this opinion as a Transaction Document and, together, the Transaction Documents.

2.	ASSUMPTIONS

We have assumed that, so far as the laws of every jurisdiction other than England are concerned, all restrictions, laws, guidelines, regulations or reporting requirements that apply to the Indenture and the issue of the Notes and Guarantees thereunder have been complied with and that such laws do not qualify or affect our opinion as set out below.

We have also made the following assumptions, which we have not independently verified or established and on which we express no opinion:

(a)	insofar as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;
(b)	all signatures or other indicators of execution on the executed documents which, or copies (whether photocopies, certified copies, facsimile copies or electronic copies) of which, we have examined are genuine and that such copies confirm to the original documents executed and that all applicable procedures for execution of such documents or that are required for the affixing of any indicator of execution have been complied with by the parties thereto;

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(c)	each of the parties to the Transaction Documents, other than WPP 2005 and WPP Jubilee, is able lawfully to enter into such Transaction Document;
(d)	each person who acts or acted as a director of WPP 2005 or WPP Jubilee in relation to the (a) authorisation, execution, entry into or delivery of the Transaction Documents and/or (b) authorisation, execution, delivery or issue of the Notes or the Guarantee is or was a director at all relevant times;
(e)	the Notes will be issued in compliance with the restrictions contained in the Indenture and any relevant underwriting agreement;
(f)	the execution and delivery of the Transaction Documents have been or will be duly authorised by each of the parties thereto, other than WPP 2005 and WPP Jubilee, and that such documents have been or will be duly executed and delivered by such parties (other than, subject to paragraph (b) above, WPP 2005 and WPP Jubilee);
(g)	the issue of the Notes has been duly authorised by the Issuer and that the Notes (when issued) will have been duly issued;
(h)	each of the parties to the Transaction Documents who is carrying on, or purporting to carry on, any regulated activity in the United Kingdom is an authorised person permitted to carry on that relevant regulated activity or an exempt person in respect of that regulated activity under the Financial Services and Markets Act 2000 (the FSMA) and no such agreement was or will be entered into in consequence of a communication made in breach of section 21(1) of the FSMA;
(i)	the Notes will be duly prepared and completed in accordance with the provisions and arrangements contained or described in the Indenture and will be in the form of the Global Notes as provided for and set out in the Indenture;
(j)	the Memorandum and Articles of Association of WPP 2005 and WPP Jubilee which we have examined are those in force and the resolutions of the Boards of Directors of WPP 2005 and WPP Jubilee which we have examined were passed at meetings duly convened and held, have not been amended, rescinded, modified or revoked and are in full force and effect and the certifications referred to in 1(a) to (e) above are true and accurate;
(k)	neither the issue of Notes nor the giving of the Guarantees will cause any limit on borrowings to which any of WPP 2005 or WPP Jubilee is subject to be exceeded;
(l)	the absence of any other arrangements between any of the parties to the Transaction Documents which modify or supersede any of their terms;
(m)	the Issuer is neither an authorised person nor an exempt person in relation to the regulated activity of accepting deposits under the FSMA;
(n)	no request has been or will be made to admit the Notes to trading on a UK regulated market (as defined in the Markets in Financial Instruments Regulation ((EU) No 600/2014) as it forms part of English law);
(o)	having had regard to all matters they considered relevant (including in relation to (i) below, those set out in section 172 of the Companies Act 2006 and, in relation to (ii) below, the financial position of the Issuers), the Directors of each of WPP 2005 and WPP Jubilee concluded in good faith and on reasonable grounds that (i) the giving of the relevant Guarantees would promote the success of WPP 2005 or, as the case may be, WPP Jubilee for the benefit of its members as a whole and (ii) a claim was unlikely to be made on the relevant Guarantees; and

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(p)	all documents presented to us as originals are true and accurate and all documents submitted to us as copies (including faxed copies) conform with the originals.
3.	LIMITATIONS

Our opinion is confined solely to English law.

The Transaction Documents are expressed to be governed by the laws of the State of New York. We have made no investigation of such laws and do not express or imply any opinion on such laws. In addition, we have assumed that, so far as the laws of the State of New York and US securities laws are concerned, the Transaction Documents constitute or will, on issue in accordance with the Indenture, constitute legal, valid and binding obligations of WPP 2005 and WPP Jubilee and that such laws do not qualify or affect our opinion as set out below.

4.	OPINIONS

On the basis of the foregoing, and having regard to such legal considerations as we deem relevant and subject as set out below, we are of the opinion that the giving of the Guarantees has been duly authorised by WPP 2005 and WPP Jubilee and, so far as English law is concerned, when (a) the Notes have been duly executed by the Issuer and authenticated in accordance with the terms of the Indenture and (b) the Guarantees have been duly executed in accordance with the terms of the Indenture, there is no reason why the obligations assumed by WPP 2005 and WPP Jubilee under the Guarantees should not constitute legal, valid, binding and enforceable obligations of WPP 2005 and WPP Jubilee, respectively.

5.	QUALIFICATIONS

Nothing in this opinion shall be taken as implying that an English court would exercise jurisdiction in any proceedings relating to the Transaction Documents or accordingly that any remedy would be available in England for the enforcement of obligations arising under the Transaction Documents or that an English court would respect the submission by WPP 2025 and WPP Jubilee to the jurisdiction of the State of New York courts in the Transaction Documents.

This opinion is subject to the following:

(a)	There could be circumstances in which an English court would not treat as conclusive those certificates and determinations which the Transaction Documents state are to be so treated.
(b)	Any provision in the Transaction Documents which involves an indemnity for the costs of litigation is subject to the discretion of the court to decide whether and to what extent a party to litigation should be awarded the costs incurred by it in connection with the litigation.
(c)	Any provision in any agreement or deed which amounts to an undertaking to assume the liability on account of the absence of payment of stamp duty or an indemnity to pay stamp duty may be void.
(d)	The term enforceable means that each obligation or document is of a type and form enforced by the English courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the English courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the fact that claims may be time-barred or subject to defences of set-off or counterclaim, and other principles of law and equity of general application.
(e)	The opinions set out above are subject to (i) all applicable limitations arising from bankruptcy, insolvency, liquidation, administration, reorganisation, moratorium, reconstruction or similar laws

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and (ii) all applicable laws (including principles of law) of general application affecting the rights of contractual parties and/or creditors.

(f)	If the performance by WPP 2005 or WPP Jubilee of an obligation under any agreement or deed or the Notes or the Guarantees is contrary to the exchange control regulations of a member of the International Monetary Fund, that obligation may be unenforceable in England by virtue of Article VIII(2)(b) of the International Monetary Fund Agreement (as incorporated into law by the International Monetary Fund Act 1979 and the Bretton Woods Agreements Order in Council SI 1946/36).
(g)	The Registration Statement has been prepared by the Issuer, WPP Finance 2010 and the Guarantors, which have accepted responsibility for the information contained therein. We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it.
(h)	The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.
(i)	Any guarantee given by a company incorporated under the laws of England may be unenforceable if giving that guarantee amounts to an unlawful distribution to its shareholders or an unlawful reduction in its capital. There are no decided cases on the point but, in our opinion, the giving of the Guarantees should not amount to a distribution or reduction in capital if, at the time the relevant Guarantee is given, the directors of the company conclude in good faith and on reasonable grounds that a claim is unlikely to be made on the relevant Guarantee.
(j)	Provisions restricting the way in which a document may be amended (for example, by requiring amendments to be in writing) are generally effective, but a party to a document may be prevented by its conduct from relying on such provisions.
(k)	This opinion does not address the direct or indirect effects of any sanctions or similar measures in relation to any party to any of the documents we have examined or the transactions contemplated thereby, and accordingly such matters are beyond the scope of this opinion.
(l)	There is doubt as to the enforceability in England and Wales of US judgments in respect of civil judgments predicated purely on US securities law.
(m)	No account has been taken in this opinion of the future exercise of powers by the UK Government pursuant to section 5(4) of the Protection of Trading Interests Act 1980.
(n)	Insofar as any obligation under the Transaction Documents is to be performed in any jurisdiction other than England, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.
(o)	We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of WPP 2005 or WPP Jubilee under or in respect of the Transaction Documents.
(p)	Any trust established pursuant to the Indenture may be set aside by an English court if at the time of the relevant deposit either WPP 2005 or WPP Jubilee is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or becomes unable to pay its debts within the meaning of that section as a consequence of the relevant deposit.

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This opinion, which shall be construed in accordance with English law, is given to the Issuer and WPP plc in connection with the filing of WPP plc’s current report on Form 6-K. This opinion is not addressed to the holders of Notes or Guarantees and may not be passed on to, or relied upon by, any holder or any other person for any purpose. You may not give copies of this opinion to others without our prior written permission.

We consent to the filing of this opinion as an exhibit to WPP plc’s current report on Form 6-K filed on 30 March 2026 and to the incorporation by reference of this opinion to the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

This opinion is given on the basis of English law in force and applied by English courts at the date of this opinion and on the basis that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this opinion. It is also given on the basis that we have no obligation to notify any addressee of this opinion of any change in English law or its application after the date of this opinion.

Yours faithfully,

/s/ Allen Overy Shearman Sterling LLP

ALLEN OVERY SHEARMAN STERLING LLP

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